Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

RAFAEL HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(4)
Fees to Be Paid	Equity	Class B Common Stock	457(f)	6,142,060		0.76		$4,667,965.60	$0.00015310	$714.67
	Equity	Warrants to Purchase Class B Common Stock	457(g)	3,001,655	(5)	0.76	(6)	$2,281,257.80	$0.00015310	$349.26
	Equity	Class B Common Stock Underlying Warrants	457(g)	934,115		0.76		$709,927.40	$0.00015310	$108.69
	Total Offering Amounts							$7,659,150.80		$1,172.62
	Total Fees Previously Paid									-
	Total Fee Offsets									-
	Net Fee Due									$1,172.62

(1)	This registration statement relates to the registration of the maximum number of shares of Class B Common Stock, par value $0.01 per share of Rafael Holdings, Inc. (“Rafael” and such shares, the “Rafael Class B Common Stock”) estimated to be issuable by Rafael pursuant to the merger (the “Merger”) described in this registration statement and the Agreement and Plan of Merger, dated August 21, 2024 (the “Merger Agreement”), by and among Rafael, Cyclo Therapeutics, Inc. (“Cyclo”), Tandem Therapeutics, Inc., a wholly owned subsidiary of Rafael, and Tandem Therapeutics, LLC, a wholly owned subsidiary of Rafael.

(2)	The number of shares of Rafael Class B Common Stock and shares of Rafael Class B Common Stock underlying the warrants, being registered is based upon an assumed exchange ratio of 0.3112, which is based on current and anticipated values for the various elements that will ultimately determine the final exchange ratio.

(3)	Calculated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee based on the average of the high and low prices of Cyclo as reported on The Nasdaq Capital Market on October 4, 2024 ($0.76 per share), multiplied by the estimated maximum number of shares or warrants that may be exchanged or converted for the securities being registered.

(4)	Calculated by multiplying the estimated aggregate offering price of securities to be registered by $0.00015310.

(5)	Represents the number of warrants to purchase shares of Rafael Class B Common Stock as of October 4, 2024, which, as a result of the Merger, will replace warrants to acquire 3,001,655 shares of Cyclo Common Stock.

(6)	Estimated solely for the purpose of calculating the registration fee based on the average of the high and low prices of Cyclo’s publicly traded warrants on The Nasdaq Capital Market on October 4, 2024, in accordance with Rule 457(f)(1).